Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-234572 on Form S-3ASR, Nos. 333-202687, 333-214082, 333-223778, and 333-224989 on Form S-3 and in Registration Statement Nos. 333-193795, 333-210071, 333-223648, and 333-233149 on Form S-8 of our reports dated February 27, 2020, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and the effectiveness of Dicerna Pharmaceuticals, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 27, 2020